Exhibit 99

THE BOYDS COLLECTION REPORTS 2004 SECOND QUARTER
FINANCIAL RESULTS

Gettysburg, Pennsylvania, July 29, 2004 — The Boyds Collection, Ltd. (NYSE: FOB) today announced its financial results for the second quarter and first six months of 2004, ended June 30, 2004.

Second Quarter Results

In the second quarter of 2004, net sales were $22.6 million compared to $24.5 million in the second quarter of 2003. Wholesale net sales in the second quarter were $19.0 million, a decrease of $1.7 million, or 8%, from $20.7 million in the second quarter of 2003, reflecting the continuation of negative trends that the Company experienced during 2003, notably in its more collectible product business. This was partially offset by sales increases in the Company’s newer, giftable lines, and the contribution of its new Canadian operations.  In the Retail segment, net sales were $3.6 million in the second quarter of 2004 compared to $3.8 million in the second quarter of 2003.  This decrease of $0.2 million, or 5%, is attributable to lower customer traffic levels compared to the same period in 2003.

Net income was $0.5 million, or $0.01 per diluted share, in the second quarter of 2004 compared to $2.2 million, or $0.04 per diluted share, in the comparable 2003 period. The second quarter of 2004 was negatively impacted by reduced sales, as well as increased transportation costs, royalties associated with our new NASCARTM product, fully staffing the national sales force, the retirement package for the Company’s Chief Operating Officer, and by overhead costs associated with the planned rollout of the Boyds Bear CountryTM retail concept.

Jan L. Murley, Chief Executive Officer, said, “We made meaningful progress in the second quarter in implementing changes in our product and distribution strategies that are delivering a positive contribution.  However, it is simply not sufficient, and we are accelerating the implementation efforts in order to best position our Company within the challenging conditions our sector faces and to generate growth in sales and profitability over the long term.”

First Half Results

In the first six months of 2004, net sales were $49.0 million compared to $59.6 million in the first six months of 2003. Wholesale net sales in the first six months were $43.3 million, a decrease of $10.3 million, or 19%, from $53.6 million in the first six months of 2003. As mentioned above, this decrease is attributable to continued negative trends that the Company experienced during 2003.  Retail net sales were $5.7 million in the first six months of 2004 compared to $6.0 million for the first six months of 2003.  This decrease of $0.3 million, or 5%, can be attributed to a decline in customer traffic as well as to inclement weather during the first quarter.

Net income was $3.3 million, or $0.06 per diluted share, in the first six months of 2004 compared to $10.2 million, or $0.17 per diluted share, in the first six months of 2003. Net income in the first half of 2004 was negatively impacted by the factors mentioned above as well as a reduction in the benefit received from the reversal of bad debt expense versus the comparable 2003 period.

Cash provided by operations in the first six months of 2004 was approximately $4.9 million compared to $14.4 million in the first six months of 2003.  In the first six months of 2004, the

Company repaid approximately $4.0 million of debt and invested approximately $4.3 million of cash in property and equipment. In the first six months of 2003, the Company invested approximately $0.8 in property and equipment. The Company is actively working to refinance its existing debt and plans to have a new debt structure in place by December 31, 2004.

Wholesale Business

Ms. Murley said, “While the negative sales trends of 2003 have slowed, with bookings (cancelable  orders) at negative 8% at the end of the 2004 second quarter compared to negative 25% in the 2003 second quarter, we are still not pleased with Boyds’ sales performance.  To address this, we are focusing on significantly enhancing our sales productivity as well as working to capitalize on the appeal of our more giftable products among a wider range of consumers, by making them available in the higher traffic channels at relevant price points.”

“Specifically, we are pleased that the accounts that we have added in recent years are delivering sales gains. However, this has been more than offset by the performance of many of the Company’s smaller, older accounts, which have been declining for several years.  We are now working aggressively to replace these unprofitable doors, while ensuring that we support the specific older accounts that have the potential to deliver increased sales to our collectors through programs such as our new home parties, Boyds Home ReunionTM.”

“We are also focused on building on the success of our more giftable product lines, including our Message Bears and NASCARTM plush line, which have been well received among our retailers and consumers.  In this regard, we are pleased to report that several new product introductions received an enthusiastic response at the recent Atlanta Gift Show, allowing us to open new accounts and improve our sales from this important industry event. “

Retail Business

Ms. Murley continued, “On the retail side, we were impacted by the decreased customer traffic and resulting lower sales that affected many in our industry during the second quarter. Nonetheless, we were disappointed by the slower customer traffic in Boyds Bear Country™-Gettysburg and are undertaking marketing and merchandising initiatives to ensure the continued interest of our consumers who are new to our brand.”

“These programs will also serve us well as we outline the marketing and merchandising programs for our new Boyds Bear Country™ stores, which are located in some of the most-visited family tourist locations in the U.S., attracting millions of visitors each year. Construction on our second Boyds Bear CountryTM in Pigeon Forge, Tennessee, has proceeded extremely well.  We now expect it to open in mid-November 2004, several weeks earlier than planned, allowing us to maximize sales from the holiday season.”

As previously announced, the third Boyds Bear Country™ will be in Myrtle Beach, South Carolina, and the Company recently signed a letter of intent for a fourth location in Branson, Missouri.

The Boyds Collection, Ltd. is a leading designer and manufacturer of unique, whimsical and “Folksy With AttitudeSM” gifts and collectibles, known for their high quality and affordable pricing.  The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania — www.boydsbearcountry.com — “the world’s most humungous teddy bear store.” Founded in 1979, the Company was acquired by Kohlberg Kravis

Roberts & Co. (KKR) in 1998 and is traded on the NYSE under the symbol FOB.  Information about Boyds can be found at www.boydsstuff.com.

Any conclusions or expectations drawn from the statements in this press release concerning matters that are not historical corporate financial results are “forward-looking statements” that involve risks and uncertainties. Sales patterns have historically varied in number, mix and timing, and there can be no assurance that the sales estimates will be accurate or that the sales trend year-to-date will continue. Other factors, including retail inventory levels, consumer demand, product development efforts, completion of third party product manufacturing, dealer reorders and order cancellations, control of operating expenses, corporate cash flow application, and industry, general economic, regulatory and international trade conditions, can significantly impact the Company’s estimated and actual sales and earnings. Actual results may vary materially from estimates and other forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements.

Webcast Information:

The Boyds Collection has scheduled a live webcast today to discuss its financial results for the second quarter and first half of 2004. To access the webcast, please visit the Investor Relations section of www.boydsstuff.com.  The webcast will begin at 9:30 a.m. Eastern Time today.  A replay of the webcast will be available on the site through 8:00 p.m. on August 5, 2004.

— TABLES FOLLOW  —

THE BOYDS COLLECTION, LTD.

CONDENSED STATEMENT OF OPERATIONS AND EARNINGS PER SHARE DISCLOSURES

(in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net Sales
Wholesale	$19.0	$20.7	$43.3	$53.6
Retail	3.6	3.8	5.7	6.0
Total	22.6	24.5	49.0	59.6
Gross Profit	13.9	15.8	29.8	38.2
Selling, General & Administrative Expenses	11.8	10.4	21.7	18.7
Income from Operations	2.1	5.4	8.1	19.5
Other Income (Expense)	—	—	(0.1)	—
Interest Expense - Net	1.1	1.5	2.2	3.0
Income before Provision for Income Taxes	1.0	3.9	5.8	16.5
Provision for Income Taxes	0.5	1.7	2.5	6.3
Net Income	0.5	2.2	3.3	10.2

Net Income per Share	$0.01	$0.04	$0.06	$0.17
Weighted Average Shares Outstanding	59.0	59.1	59.0	59.1

Net Income per Share, assuming dilution	$0.01	$0.04	$0.06	$0.17
Weighted Average Shares Outstanding, assuming dilution	59.0	59.1	59.0	59.2

THE BOYDS COLLECTION, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2003 and June 30, 2004

	December 31, 2003	June 30, 2004
	(in thousands)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$4,173	$739
Accounts receivable, net	8,174	12,781
Inventory - primarily finished goods, net	9,404	12,243
Inventory in transit	3,653	350
Other current assets	932	1,141
Income taxes receivable	1,964	7,398
Deferred income taxes	21,047	21,047
Total current assets	49,347	55,699

PROPERTY AND EQUIPMENT - NET	21,726	25,152

OTHER ASSETS:
Deferred debt issuance costs	961	796
Deferred tax asset	147,997	139,133
Other assets	2,923	2,881
Total other assets	151,881	142,810
TOTAL ASSETS	$222,954	$223,661

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,514	$3,604
Accrued expenses	5,452	5,669
Interest payable	626	601
Current portion of long-term debt	14,000	38,000
Total current liabilities	22,592	47,874

LONG-TERM DEBT	62,392	34,392

OTHER LIABILITIES	0	81

TOTAL STOCKHOLDERS’ EQUITY:	137,970	141,314

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$222,954	$223,661